Exhibit 99.1
Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA

NEWS RELEASE	Contacts: Joel L. Thomas
(919) 379-4300

Alliance One International Reports Fiscal Year 2014 Results

Morrisville, NC - June 5, 2014 - Alliance One International, Inc. (NYSE: AOI) today announced operating results for its fiscal year ended March 31, 2014.

Highlights

➢	Sales and other operating revenues improved compared to last year 5.0% to $2,354.9 million driven primarily by increased green tobacco costs that were partially reflected in prices paid by customers.

➢	Selling, general and administrative expenses decreased 8.0% to $134.1 million.

➢
Core Pretax Income was $10.0 million after the impact of $58.1 million of net one-time, nonrecurring and unusual costs of $83.3 million and asset sale gains of $25.2 million. Prior year Core Pretax Income was $28.9 million after the net impact of one-time, nonrecurring and unusual gains of $22.2 million. The decrease in Core Pretax Income was also driven by challenging operating and trading conditions estimated to have increased cost of goods sold by an additional $31.1 million.

➢	Total debt less cash decreased by $219.2 million to $882.9 million, when compared to the prior year, driven by accounts receivable and inventory reductions that decreased 16.9% to $937.1 million.

Challenging Operating and Trading Conditions

Operating and trading conditions presented challenges including the effects of increasing prices paid to Brazilian farmers throughout the buying season. Neither were anticipated in customer pricing and caused reductions in our purchasing program. Brazilian pricing also impacted toll processing volumes and pricing in other markets. In addition to pressures the Brazilian market placed on flavored tobacco, weather in North America reduced the US crop size versus our internal plan and combined processing and full service costs increased versus our internal plan. In Tanzania, reduced tobacco available for purchase versus our internal plan and crop quality distribution across the stalk that favored higher quality, further increased green prices and our blend costs. The estimated increase to cost of goods sold related to these impacts was approximately $31.1 million.

One-time, Nonrecurring and Unusual Items

In addition to operating and trading challenges, we also experienced one-time, nonrecurring and unusual costs of $83.3 million, of which $18.0 million was included in gross profit. Unusual Zambian and Argentinian unrecovered farmer advances were among factors that increased cost of goods sold by $12.1 million. Management anticipates that it can recover a portion in future periods. In Zambia, management changes were instituted to address growth challenges and the company continued to strengthen agronomy teams and credit evaluation processes. As a result of the high inflation in Argentina coupled with a depreciating peso, green prices in Argentina increased an average of 21.0% this year compared to last year. In response, we bought less tobacco than initially planned due to concerns about selling at increased prices. The decrease in volumes purchased resulted in unusual unrecovered advances. Additionally, we terminated a farmer arrangement in Tanzania that reduced sales and gross profit by $5.9 million.

Alliance One International, Inc.

One-time, nonrecurring and unusual items also included monitor expense of $5.7 million last year and $2.8 million this year, following completion of our monitorship in the second quarter. Restructuring and asset impairment expenses increased $5.2 million from last year and resulted in $5.1 million of expense primarily related to rationalizing our employee base as part of decommissioning a Turkish processing plant due to a new processing joint venture for oriental tobacco. The new Turkish JV will reduce costs in future crop cycles and further enhances our competitive position in this key aromatic oriental market. Lastly, debt retirement expense increased from $1.2 million last year to $57.4 million this year mainly driven by costs associated with our $1.0 billion debt refinancing that extended $735.0 million of maturities under new eight-year senior secured second lien notes. As result of our operating performance and these one-time, nonrecurring and unusual items, pretax loss was $48.1 million.

Gains in Other Income on Net Assets Sales and Other Items

As we continue to right size our asset base and enhance operational efficiency, we have recognized gains on sale of assets included in other income. Net asset sales gains were $25.2 million, included in other income, related to the net effect of the sale of a warehouse in Turkey, the gains on the joint venture in Brazil and other net assets sales gains. Last year we recorded $29.0 million related to the non-cash benefit of $24.1 million for Brazilian excise taxes and $4.9 million of other net assets sale gains.

Core Pretax Income

As a result of the one-time, nonrecurring and unusual items, net of gains in other income on assets sales and other items described above, Core Pretax Income was $10.0 million this year compared to $28.9 million last year. A table attached to this press release shows the effect of these items on pretax income (loss) in calculating Core Pretax Income.

President and Chief Executive Officer’s Comments

Pieter Sikkel, President and Chief Executive Officer said, “Sales improvement this year of 5.0% to $2,354.9 million was planned, but short of our internal budget, while working capital improvement was as anticipated. The primary working capital improvement drivers were trade receivables and inventory, that when added together, improved 16.9% to $937.1 million. As a result, total debt less cash decreased $219.2 million from last year to $882.9 million this year. Unfortunately we experienced $83.3 million in one-time, nonrecurring and unusual costs that impacted pretax income. These costs include $57.4 million related to debt retirement costs associated with our $1 billion refinancing, $5.1 million for restructuring primarily related to right sizing our Turkish operation as part of our new lower cost joint venture and $2.8 million for our monitorship that is now complete. The remaining $18.0 million related to our operations and where required we have implemented corrective measures and completed restructuring actions.

“Over the last twelve months we have finalized four major strategic goals, including closing three joint ventures in Turkey, Brazil and the US e-liquids capability, as well as successfully extended our major long-term debt maturities until 2021. Consistent with our strategic initiatives and to address changing market conditions, controlled investment, including strategic joint ventures, is important to advancing our global competitive position. Our new processing joint venture in Turkey closed in March 2014 and we believe establishes that facility as the lowest cost processor in the region, cementing our position in that key oriental market. Additionally, our joint venture operation in Brazil with China Tobacco also closed in March and is now in its third year of operation, with plans to increase volume and profitability again this year. Purilum, the new e-liquid joint venture in the United States, is meeting the needs of its customers who serve this industry segment and positions it for the future as industry growth occurs.

Alliance One International, Inc.

“Controlled investment remains essential and this year we deployed $24.9 million to maintain and further improve operational efficiencies. Farmer agronomy investment that supports compliant sustainable supply required by our customers is a central focus that should increase demand for our services and products. Additionally, we further improved operating and cost structures that strengthen our global competitive position to deal with building market oversupply in 2015 and customer requirements that are moving away from many of the higher priced European flue cured and burley markets to Africa. Africa is a lower cost region, where we have a developed operating footprint. At the same time, global retail tobacco demand is shifting and has decreased in North America and Europe, while increasing in parts of Asia, the Middle-East and Africa. The net result of the current supply and demand situation is that supply is increasing in flue-cured and burley quality flavor tobaccos globally. Our balance sheet is well positioned to handle the building supply imbalance with inventories at year-end of $760.6 million reduced $143.3 million versus last year and uncommitted inventory well within our stated range of $50-$150 million.

Mr. Sikkel concluded, “Our internal plan for fiscal year 2015 anticipates similar revenue on reduced global pricing. Further, we expect improved core gross profit, operating income and pretax income; as well as, margin percentage for all measurements after giving effect to one-time, nonrecurring and unusual impacts. Weather conditions in some regions have been challenging and have delayed the buying season, while prices paid for green tobacco are generally lower than last year. We expect that the slow start will reduce sales in the first half of the year, but should normalize and match projections by year end. Our global team is energized, focusing on strategy and plan execution that will improve our operations, which in turn should enhance shareholder value.”

Performance Summary for Fiscal Year 2014

The following is a brief overview of the Company’s financial results for the year ended March 31, 2014.  For additional information and a more detailed discussion of these results, please refer to the Annual Report on Form 10-K filed on June 5, 2014.

Total sales and other operating revenues increased 5.0% to $2,354.9 million compared to the prior year. Tobacco sales revenue and tobacco cost increases were mainly the result of larger crop sizes, higher prices and shipments delayed from the prior fiscal year. Volumes improved slightly with increased levels of South American by-products and larger crop sizes in Africa offset by the change in sales from the investee operation in Thailand and the timing of Asian shipments. Reduced customer processing volumes in Brazil as a result of increasing green prices required by farmers throughout the buying season, delay in purchasing and processing the current Brazilian crop and smaller weather-related crop sizes in the United States led to reduced processing revenues and cost of services.

Gross profit decreased 15.8% to $240.0 million and gross profit as a percentage of sales decreased from 12.7% to 10.2% mainly due to the impact of higher green costs in multiple origins that were not fully recovered from customers, reduced processing and unrecovered farmer advances primarily in Zambia. Partially offsetting increased costs were lower derivative losses in Brazil net of increased exchange losses due to appreciating currencies in Africa this year, when compared to last year.

Selling, general and administrative expenses decreased 8.0% to $134.1 million when compared to the prior year, driven by lower incentive compensation and amortization related to internally developed software; as well as, reduced professional fees driven by lower monitor costs that will no longer recur.

Alliance One International, Inc.

Other income decreased 12.1% to $18.2 million this year primarily related to the net effect of the gain recorded on the sale of a Turkish warehouse, gain on the closing of the joint venture in Brazil, other asset sale gains, various costs and reduced loss on sale of accounts receivable. In comparison, last year, other income was $20.7 million related mainly to a non-cash benefit of $24.1 million recorded for Brazilian excise taxes based on a court ruling and higher loss on sale of accounts receivable.

During the year, the $635.0 million 10% senior notes were refinanced and $113.9 million of the $115.0 million 5.5% senior subordinated convertible notes were purchased. As a result, debt retirement costs were $57.4 million that included $21.3 million of accelerated debt issuance amortization costs and recognition of original issue discount related to the 10% senior notes.

Interest expense increased 1.9% to $116.8 million from the prior year related to higher average borrowings and higher average rates, which also reduced pretax results this year. Cash interest costs net of cash interest income decreased $0.5 million to $96.4 million.

Cash taxes paid decreased $2.9 million to $17.9 million, while the effective tax rate decreased from 54.8% last year to (80.9%) this year. The difference in effective rates between this year and last year is mainly related to net exchange losses on income tax accounts, lower foreign income tax rates and certain losses for which no tax benefit has been recorded.

Earnings Per Share

For the year ended March 31, 2014, the Company reported a net loss of $86.7 million, or $0.99 per basic share, compared to net income of $24.0 million, or $0.27 per basic share last year.

Liquidity and Capital Resources

As of March 31, 2014, available credit lines and cash were $920.3 million comprised of $234.7 million in cash and $685.6 million of credit lines, including $10.7 million exclusively for letters of credit, all consistent with internal expectations.

Additionally, from time to time in the future, we may elect to redeem, repay, make open market purchases, retire or cancel indebtedness prior to stated maturity under our various global bank facilities or outstanding public notes, as they may permit.

Fiscal Year 2014 Financial Results Investor Call

The Company will hold a conference call to report financial results for its fiscal year ended March 31, 2014, on June 5, 2014 at 5:00 P.M. ET. Those seeking to listen to the call may access a live broadcast on the Alliance One website. Please visit www.aointl.com fifteen minutes in advance to register.

For those who are unable to listen to the live event, a replay will be available by telephone from 8:00 P.M. ET, June 5 through 8:00 P.M. ET, June 10. To access the replay, dial (888) 203-1112 within the U.S. or (719) 457-0820 outside the U.S., and enter access code 2918167. Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

Alliance One International, Inc.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: changes in the timing of anticipated shipments, changes in pricing trends for green tobacco, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, and the impact of regulation and litigation on customers. Additional factors that could cause AOI’s results to differ materially from those described in forward-looking statements can be found in AOI’s Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

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Alliance One International, Inc.

STATEMENTS OF CONSOLIDATED OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share data)	2014	2013
Sales and other operating revenues	$2,354,956	$2,243,816
Cost of goods and services sold	2,114,929	1,958,570
Gross profit	240,027	285,246
Selling, general and administrative expenses	134,087	145,750
Other income	18,230	20,721
Restructuring and asset impairment charges (recoveries)	5,111	(55)
Operating income	119,059	160,272
Debt retirement expense	57,449	1,195
Interest expense	116,798	114,557
Interest income	7,068	6,547
Income (loss) before income taxes and other items	(48,120)	51,067
Income tax expense	38,942	27,992
Equity in net income of investee companies	60	1,637
Net income (loss)	(87,002)	24,712
Less: Net income (loss) attributable to noncontrolling interests	(343)	699
Net income (loss) attributable to Alliance One International, Inc.	$(86,659)	$24,013

Earnings (loss) Per Share
Basic	$(0.99)	$0.27
Diluted	$(0.99)	$0.25

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Alliance One International, Inc.

RECONCILIATION OF PRETAX CORE INCOME TO INCOME (LOSS) BEFORE INCOME TAXES AND OTHER ITEMS (UNAUDITED)

(in thousands)	2014	2013

USGAAP - Income (loss) before income taxes and other items	$(48,120)	$51,067

One-time, nonrecurring and unusual costs
Unusual unrecovered farmer advances in Zambia and Argentina	12,109	—
One-time termination of farmer arrangement in Tanzania	5,859	—
Nonrecurring monitor expense	2,783	708
Restructuring and asset impairment charges (recoveries)	5,111	(55)
Debt retirement expense	57,449	1,195
Total one-time, nonrecurring and unusual Costs	83,311	6,848

Gains in other income on net asset sales and other items
Turkish warehouse sale, Brazil JV and other net asset sale gains	(25,207)	(4,892)
Brazil excise tax benefit	—	(24,142)
Total gains in other Income on net assets sales and other items	(25,207)	(29,034)

Core Pretax Income *	$9,984	$28,881
* Core Pretax Income includes challenging operating and trading impacts of $31,149 in FY2014.

Core Pretax Income is not a measure of results of operations under generally accepted accounting principles in the United States (GAAP) and should not be considered as an alternative to income (loss) before income taxes and other items. We have presented Core Pretax Income to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported income (loss) before income taxes and other items. This presentation enables readers to better compare our results to similar companies that do not incur the sporadic impact of debt refinancing expenses, restructuring and asset impairment expenses, gains on assets sales and the other items identified above. Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.